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                         AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "AMENDMENT"), effective as of February 1, 1998, is entered into by and between Avatex Corporation, a Delaware corporation formerly known as FoxMeyer Health Corporation (the "COMPANY"), and Edward L. Massman ("EMPLOYEE").

     The Company and Employee hereby agree that this Amendment amends the Employment Agreement dated and effective as of November 7, 1996 by and between the Company and Employee (the "AGREEMENT"), as follows:

     1. All references in the Agreement to FoxMeyer Health Corporation shall be deemed to be references to Avatex Corporation.

     2. Section 1 of the Agreement is hereby amended by changing the date specified therein to January 31, 2000.

     3. Section 3(a) of the Agreement is hereby amended by changing the minimum monthly base salary specified in the first sentence therein to $25,000.00.

     4.   A new Section 3(f) is hereby added to the Agreement as follows:

               f. Employee shall be entitled to all of the rights and benefits set forth in the Indemnification Agreement dated as of October 23, 1997 between the Company and Employee.

     5. Section 4(d) of the Agreement is hereby deleted up to the phrase commencing with "Without in any way limiting the generality 1/4", and replaced with the following:

               d. The Company shall have the right to terminate Employee's employment at any time without Cause ("TERMINATION WITHOUT CAUSE"). In the event that (1) upon expiration of the Agreement, the Company has not renewed Employee's employment on terms at least as favorable as the terms and conditions of this Agreement, or (2) a Termination Without Cause of Employee's employment occurs, and provided that Employee complies with SECTION 5 hereof, then:

               (i) Employee shall be entitled to receive a one-time lump sum payment equal to the full amount of any Monthly Base Salary and cash bonus awards that otherwise would have been earned by him for a twenty-four (24) month period. The computation of the cash bonus awards will be determined in the same manner that they would have been computed by the Company prior to Employee's termination, but in no event will that amount be less than the highest amount paid in any one of the prior two (2) years; provided, however, that the Initial Bonus paid to Employee, and the value of all property distributed to Employee pursuant to the Assignment, shall not be considered in the foregoing computation of the cash bonus award;

               (ii) All rights of Employee under any benefit plan or arrangement that have not vested shall be deemed to have vested as of the date of such termination, and the Company shall cause all benefits vested and deemed to be vested thereunder to be paid to Employee pursuant thereto;

               (iii)  All rights of Employee under the Company's 1993 Stock

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               Option and Performance Award Plan, as amended, and any other stock option plan or arrangement that have not yet vested thereunder shall be deemed to have vested as of the date of such termination and Employee shall be entitled to exercise any such options during the remaining term specified in the option grant and pursuant to the other terms thereof; and

               (iv) for the period covered by Section 4(d)(i), medical and dental benefits coverage, less any amount the Employee is required to pay to receive such medical and dental coverage had termination of employment not occurred.

     6. Section 14(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

               a.     if to the Company:

                      Avatex Corporation
                      Attention:   Mr. Abbey J. Butler
                                   Mr. Melvyn J. Estrin
                      5910 North Central Expressway
                      Suite 1780
                      Dallas, Texas 75206

     7.   A new Section 19 is hereby added to the Agreement as follows:

               19.    TAX ADJUSTMENT PAYMENTS.   If all or any portion of the
          amount payable to Employee under this Agreement (together with all other payments of cash or property, whether pursuant to this Agreement or otherwise, including without limitation the issuance of options or option shares or the granting of, exercise or termination of options therefor) constitutes "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the "CODE") that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable hereunder shall be increased to the extent necessary to place Employee in the same after-tax position as he would have been in had no such tax assessment been imposed on any such payment paid or payable to Employee under this Agreement or any other payment Employee may receive in connection therewith. The determination of the amount of any such tax or assessment and the incremental payment required hereby in connection therewith shall be made by an accounting firm employed by Employee within thirty (30) calendar days after such payment, and the incremental payment shall be made within thirty (30) calendar days after such determination has been made. If, after the date upon which the payment required hereby has been made, it is determinated (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, Internal Revenue Service audit assessment or otherwise) that the amount of excise or other similar tax or assessment payable by Employee is greater than the amount initially so determined, the Company shall pay Employee an amount equal to the sum of (i) such additional excise or other tax, (ii) any interest, fines and penalties resulting from such underpayment, and (iii) an amount necessary to reimburse Employee for any income, excise or other tax assessment payable by Employee with respect to the amounts specified in items (i) and (ii) above, and the reimbursement provided by this clause (iii), in the manner described above in this Section 19. Payment thereof shall be made within ten (10) business days after the date upon which such subsequent determination is made.

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          The Company may review Employee's calculation of any payments made pursuant to this Section 19 and object to the calculation, and Employee shall refund to the Company any overpayments resulting from an incorrect or estimated calculation.

     8. Except as expressly provided in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties have executed this Amendment effective on the date and year first above written.




AVATEX CORPORATION                      --------------------------------
                                        Edward L. Massman


By:
     ---------------------------
     Abbey J. Butler
     Co-Chief Executive Officer



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